Ekso Bionics Reports Second Quarter 2020 Results
RICHMOND, Calif., July 30, 2020 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended June 30, 2020.
Recent Highlights and Accomplishments
•Reported revenue of $2.3 million in the second quarter of 2020
•Record quarterly gross margins of approximately 56% in the second quarter of 2020, compared to 48% in the same period of 2019
•Raised total gross proceeds of $11.1 million in the June financing and subsequent exercises of warrants
•Received FDA clearance to market the Company's EksoNR™ robotic exoskeleton for use with acquired brain injury patients, in addition to previously cleared spinal cord and stroke applications, expanding the number of patients that can use the device
•Named “Best Healthcare Robotics Company” in 2020 MedTech Breakthrough Awards Program

“We are pleased with our team’s strong execution in navigating through an extraordinarily difficult environment,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “Through our virtual selling approach, we maintained a strong order pipeline by staying connected with our customer rehabilitation centers and network operators in delivering online service support and training. Operationally, at the start of the COVID-19 pandemic we took immediate actions to adjust our cost structure, enabling us to adapt to the new environment under these challenging market conditions. While the pandemic may impact the near-term outlook for the customers that we serve, we remain flexible both strategically and operationally to create long-term value for patients, customers, and our shareholders.”

Second Quarter 2020 Financial Results

Revenue for the quarter ended June 30, 2020 was $2.3 million, compared to $1.5 million in the first quarter of 2020 and $3.3 million for the same period in 2019. Revenue in the second quarter of 2020 included approximately $2.1 million in EksoHealth revenue, compared to $2.8 million in the same period in 2019, and approximately $0.2 million in EksoWorks sales, compared to $0.4 million in the same period in 2019. The decline in revenue as compared to the same period in 2019 was due to a decrease in volume of medical device sales driven by the impact of COVID-19, as customers delayed orders to prepare for and manage their business during the pandemic.

Gross profit for the quarter ended June 30, 2020 was $1.3 million, compared to $1.6 million in the same period in 2019, representing a gross margin of approximately 56% in the second quarter of 2020, compared to a gross margin for the same period in 2019 of 48%. The decrease in gross profit is primarily attributed to lower volume of medical device sales.

Sales and marketing expenses for the quarter ended June 30, 2020 were $1.7 million, a decrease of $1.3 million, or approximately 44%, compared to the same period in 2019. The decrease was primarily due to lower employee expenses and lower general marketing and trade show expenses.

Research and development expenses for the quarter ended June 30, 2020 were $0.5 million, compared to $1.5 million for the same period in 2019, a decrease of $1.0 million, or approximately 70%. The decrease was primarily due to lower employee expenses and lower patent and licensing costs.

General and administrative expenses for the quarter ended June 30, 2020 were $1.9 million, compared to $2.1 million for the same period in 2019, a decrease of $0.2 million, or approximately 8%.
Loss on warrant liabilities for the quarter ended June 30, 2020 was $8.6 million due to the revaluation of warrants issued in 2015, 2019 and 2020 compared to a $2.7 million gain associated with the revaluation of warrants issued in 2015 and May 2019 for the same period in 2019.

Net loss applicable to common stockholders for the quarter ended June 30, 2020 was $11.8 million, or $1.88 per basic and diluted share, compared to net loss of $3.1 million, or $0.65 per basic and diluted share, for the same period in 2019.

Six months ended June 30, 2020

Revenue for the six months ended June 30, 2020 was $3.7 million, which includes approximately $3.3 million in EksoHealth revenue, and $0.4 million in EksoWorks sales compared to $6.9 million for the same period in 2019. The decrease in revenue for the six-month 2020 period was primarily due to the same reasons for the second quarter of 2020.

Gross profit for the six months ended June 30, 2020 was approximately $1.9 million, representing a gross margin of approximately 51%, compared to gross profit of $3.2 million for the same period in 2019, representing a gross margin of 46%. The increase in gross margins was primarily due to higher average selling prices and lower production costs of EksoNR devices.

Sales and marketing expenses for the six months ended June 30, 2020 were $4.2 million, compared to $5.8 million for the same period in 2019, a decrease of $1.6 million. The decrease was primarily due to lower employee expenses, lower general marketing and trade show expenses and a decrease in clinical trial activities due the completion of the Company’s main clinical trial in the first quarter of 2019.

Research and development expenses for the six months ended June 30, 2020 were $1.2 million compared to $2.9 million in the same period in 2018, a decrease of $1.7 million. The decrease was primarily due to the same reasons for the second quarter of 2020.

General and administrative expenses for the six months ended June 30, 2020 were $4.1 million compared to $4.4 million in the same period in 2019, a decrease of $0.3 million. The decrease was primarily due to a decrease in consulting expense and employee expenses.

Loss on warrant liabilities for the first six months ended June 30, 2020 was $6.1 million due to the revaluation of warrants issued in 2015, 2019 and 2020, compared to a $1.6 million gain associated with the revaluation of warrants issued in 2015 and May 2019 for the same period in 2019.

Net loss applicable to common shareholders for the six months ended June 30, 2020 was $14.3 million, or $2.37 per basic and diluted share, compared to $9.6 million, or $2.12 per basic and diluted share, for the same period in 2019.

Cash on hand at June 30, 2020 was $13.3 million, compared to $10.9 million at December 31, 2019. In June 2020, the Company raised gross proceeds of $7.89 million in a registered direct offering priced at-the-market under Nasdaq rules and $0.8 million from the exercise of the warrants that were issued in the Company’s May 2019 underwritten public offering. In July 2020, the Company raised additional gross proceeds of $2.4 million from the exercise of the warrants that were issued in the June 2020 registered direct offering.

China Joint Venture Update

On July 13, 2020, Ekso and partners in its China joint venture entered into a National Security Agreement (“NSA”), which, among other things, requires the termination of the Company’s agreements and role with the joint venture. Ekso intends to work cooperatively with the joint venture partners and Committee on Foreign Investment in the United States to implement the terms of the NSA.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers, using Conference ID: 13706452. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, plans or strategy relating to the marketing and adoption and acceptance of the Company’s products and potential for adoption of the Company’s products by the market, and plans or strategy related managing the impact of the COVID-19 epidemic, (ii) estimates or projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance, (iv) estimates or projections of sales and prospective customers, and (v) the assumptions underlying or relating to any statement described in points (i) through (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months ended June 30, 2020, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020 that are required to be included in such report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Investor Contact:
David Carey
212-867-1768
investors@eksobionics.com

Media Contact:
Carrie Yamond Mas
917-371-2320
cmas@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenue	2,264	3,262	3,731	6,878
Cost of revenue	1,005	1,702	1,835	3,719
Gross profit	1,259	1,560	1,896	3,159

Operating expenses:
Sales and marketing	1,712	3,039	4,232	5,848
Research and development	452	1,499	1,163	2,883
General and administrative	1,943	2,120	4,130	4,438
Restructuring	244	—	244	—
Total operating expenses	4,351	6,658	9,769	13,169

Loss from operations	(3,092)	(5,098)	(7,873)	(10,010)

Other income (expense), net:
Interest expense	(38)	(107)	(90)	(228)
(Loss) gain on warrant liabilities	(8,574)	2,737	(6,055)	1,615
Loss on modification of warrants	—	—	—	(257)
Warrant issuance expense	(329)	(706)	(329)	(706)
Other income (expense), net	266	108	46	(31)
Total other (expense) income, net	(8,675)	2,032	(6,428)	393
Net loss	$(11,767)	$(3,066)	$(14,301)	$(9,617)

Basic and diluted net loss per share	$(1.88)	$(0.65)	$(2.37)	$(2.12)

Weighted average number of shares of common
stock, basic and diluted	6,261	4,713	6,032	4,526

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30	December 31,
	2020	2019
Assets	(unaudited)
Current assets:
Cash	$13,260	$10,872
Accounts receivable, net	3,741	5,208
Inventories, net	2,384	2,489
Prepaid expenses and other current assets	525	238
Total current assets	19,910	18,807
Property and equipment, net	1,248	1,657
Right-of-use asset	885	1,084
Goodwill	189	189
Other assets	117	178
Total assets	$22,349	$21,915
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	1,902	1,903
Accrued liabilities	1,180	1,683
Deferred revenues, current	1,345	1,492
Notes payable, net, current	2,433	2,333
Lease liabilities, current	269	421
Total current liabilities	7,129	7,832
Deferred revenue	1,706	1,789
Notes payable, net	644	407
Lease liabilities	508	711
Warrant liabilities	12,361	4,307
Other non-current liabilities	29	72
Total liabilities	22,377	15,118
Stockholders' equity:
Common stock	8	6
Additional paid-in capital	197,513	190,019
Accumulated other comprehensive income	30	50
Accumulated deficit	(197,579)	(183,278)
Total stockholders' (deficit) equity	(28)	6,797
Total liabilities and stockholders' equity	$22,349	$21,915